As filed with the Securities and Exchange Commission on January 28, 2014

Registration No. 333-193569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPIZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	26-1349956
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Technology Square

Cambridge, Massachusetts 02139

(617) 229-5872

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Gould, Ph.D.

Chief Executive Officer

Epizyme, Inc.

400 Technology Square

Cambridge, Massachusetts 02139

(617) 229-5872

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Redlick, Esq. Stuart M. Falber, Esq. Jason L. Kropp, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Andrew S. Williamson, Esq. Brent B. Siler, Esq. Brian F. Leaf, Esq. Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-193569) is being filed solely for the purpose of filing an exhibit, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount
Securities and Exchange Commission registration fee		$18,032
Financial Industry Regulatory Authority, Inc. filing fee		21,500
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Transfer agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total expenses	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by us within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of Securities

In April 2012, we issued and sold 9,803,922 shares of our series C preferred stock to one investor at a price per share of $2.55 for an aggregate purchase price of $25,000,001.10.

In September 2011, we issued and sold 18,095,241 shares of our series B preferred stock to 11 investors at a price per share of $1.05 for an aggregate purchase price of $19,000,003.05.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

In April 2012, pursuant to our 2008 Stock Incentive Plan, as amended, we issued 33,333 shares of our common stock to one of our non-employee directors as compensation for agreeing to serve as a director. The common stock was issued in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. The recipient either received adequate information about us or had access to such information.

In June 2013, in connection with our initial public offering, each outstanding share of our preferred stock automatically converted into common stock at a one-for-three ratio.

(b) Stock Option Grants

Between January 1, 2011 and June 26, 2013, we granted options to purchase an aggregate of 2,649,499 shares of common stock, with exercise prices ranging from $0.60 to $25.73 per share, to our employees, directors, advisors and consultants pursuant to our 2008 Stock Incentive Plan, as amended, and our 2013 Stock Incentive Plan, as applicable. Between January 1, 2011 and June 26, 2013, we issued an aggregate of 391,997 shares of common stock upon the exercise of options for aggregate consideration of $279,669.66.

The stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

All of the foregoing securities described in sections (a) and (b) of Item 15 are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 28th day of January, 2014.

EPIZYME, INC.

By:	/s/ Robert J. Gould
Robert J. Gould, Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Robert J. Gould Robert J. Gould, Ph.D.	Director, Chief Executive Officer (Principal Executive Officer)	January 28, 2014

/s/ Jason P. Rhodes Jason P. Rhodes	President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2014

* Carl Goldfischer, M.D.	Director	January 28, 2014

* Thomas O. Daniel, M.D.	Director	January 28, 2014

* David M. Mott	Director	January 28, 2014

* Richard F. Pops	Director	January 28, 2014

* Beth Seidenberg, M.D.	Director	January 28, 2014

* Kazumi Shiosaki, Ph.D.	Director	January 28, 2014

*By:	/s/ Robert J. Gould
Robert J. Gould, Ph.D., Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1	Restated Certificate of Incorporation of the Registrant(1)
3.2	Amended and Restated Bylaws of the Registrant(2)
4.1	Specimen Stock Certificate evidencing the shares of common stock(2)
4.2	Amended and Restated Investor Rights Agreement dated as of April 2, 2012(4)
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1+	2008 Stock Incentive Plan(4)
10.2+	Form of Incentive Stock Option Agreement under 2008 Stock Incentive Plan(4)
10.3+	Form of Nonstatutory Stock Option Agreement under 2008 Stock Incentive Plan(4)
10.4+	Form of Restricted Stock Agreement under 2008 Stock Incentive Plan(4)
10.5+	2013 Stock Incentive Plan(2)
10.6+	Form of Incentive Stock Option Agreement under 2013 Stock Incentive Plan(2)
10.7+	Form of Nonstatutory Stock Option Agreement under 2013 Stock Incentive Plan(2)
10.8+	Form of Restricted Stock Agreement under 2013 Stock Incentive Plan(2)
10.9+	2013 Employee Stock Purchase Plan(2)
10.10+	Executive Severance and Change in Control Plan(2)
10.11†	Collaboration and License Agreement dated as of January 8, 2011 by and between the Registrant and Glaxo Group Limited(3)
10.12+	Employment Offer Letter dated April 3, 2013 by and between the Registrant and Robert J. Gould, Ph.D.(2)
10.13+	Employment Offer Letter dated April 3, 2013 by and between the Registrant and Jason P. Rhodes(2)
10.14+	Employment Offer Letter dated April 3, 2013 by and between the Registrant and Robert A. Copeland, Ph.D.(2)
10.15+	Employment Offer Letter dated April 3, 2013 by and between the Registrant and Eric E. Hedrick, M.D.(2)
10.16	Form of Director and Officer Indemnification Agreement(2)
10.17†	Collaboration and License Agreement dated as of April 1, 2011 by and between the Registrant and Eisai Co., Ltd.(3)
10.18†	License and Collaboration Agreement dated as of April 2, 2012 by and between the Registrant and Celgene International Sàrl and Celgene Corporation(3)
10.19†	Companion Diagnostics Agreement dated as of December 18, 2012 between the Registrant and Eisai Co., Ltd. on the one side and Roche Molecular Systems, Inc. on the other side(3)
10.20	Letter Agreement by and between the Registrant and Eisai Co., Ltd. dated as of December 21, 2012 relating to Companion Diagnostics Agreement(4)
10.21†	License Agreement dated January 7, 2008 between The University of North Carolina at Chapel Hill and the Registrant(3)
10.22†	Development and Commercialization Agreement dated February 28, 2013 between the Registrant and Abbott Molecular Inc.(3)
10.23†	Amendment to Collaboration and License Agreement dated as of July 31, 2012 by and between the Registrant and Eisai Co. Ltd.(3)
10.24	Lease dated as of February 22, 2011 by and between the Registrant and BMR-325 Vassar Street LLC(4)

Exhibit Number	Description of Exhibit
10.25	Lease Agreement dated as of June 15, 2012 between the Registrant and ARE-TECH Square, LLC(4)
10.26	Non-Employee Director Compensation Program(3)
10.27	Amendment to Lease Agreement dated as of September 30, 2013 between the Registrant and ARE-TECH Square, LLC(5)
10.28††**	First Amendment to the Companion Diagnostics Agreement dated October 23, 2013 between the Registrant and Eisai Co. Ltd. on the one side and Roche Molecular Systems, Inc. on the other side
10.29††**	Amendment No. 1 to the License and Collaboration Agreement dated October 8, 2013 between the Registrant and Celgene International Sàrl and Celgene Corporation
10.30††	Amendment to Collaboration and License Agreement dated as of July 23, 2013 by and between the Registrant and Glaxo Group Limited(6)
21.1	Subsidiaries of the Registrant(4)
23.1**	Consent of Ernst & Young LLP
23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.3**	Consent of Clarion Healthcare, LLC
24.1**	Power of Attorney (included on signature page)
101.INS XBRL**	Instance Document. ¥
101.SCH XBRL**	Schema Document. ¥
101.CAL XBRL**	Calculation Linkbase Document. ¥
101.LAB XBRL**	Labels Linkbase Document. ¥
101.PRE XBRL**	Presentation Linkbase Document. ¥
101.DEF XBRL**	Definition Linkbase Document. ¥

*	To be filed by amendment.
**	Previously filed.
+	Management compensatory agreement.
†	Confidential treatment has been granted as to portions of the exhibit.
††	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.
¥	Pursuant to Rule 406T of Regulation S-T, these interactive data files are furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under these sections.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35945) filed with the Securities and Exchange Commission on June 7, 2013.
(2)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187892) filed with the Securities and Exchange Commission on April 26, 2013.
(3)	Incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187982) filed with the Securities and Exchange Commission on May 15, 2013.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-187982) filed with the Securities and Exchange Commission on April 18, 2013.
(5)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 23, 2013.
(6)	Filed with this Amendment No. 1 to the Registration Statement on Form S-1.